Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Polen Credit Opportunities Fund of our report dated July 8, 2024, relating to the financial statements and financial highlights, which appear in Polen Credit Opportunities Fund Annual Report on Form N-CSR for the period ended April 30, 2024. We also consent to the references to us under the headings: “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 28, 2024